FIRST NILES FINANCIAL, INC.
DECLARES CASH DIVIDEND

Niles, Ohio, February 24, 2005 - First Niles Financial, Inc., the parent company of Home Federal Savings and Loan Association of Niles, has announced a cash dividend of $.16 per share for the first quarter of 2005. The dividend will be payable on March 25, 2005 to shareholders of record on March 11, 2005. The per share dividend amount is unchanged from last quarter.

Home Federal primarily serves the Niles, Ohio area. At December 31, 2004, Home Federal exceeded all its applicable regulatory capital requirements.

First Niles had $99.2 million in assets and $16.4 million in stockholders' equity as of December 31, 2004. The stock of First Niles is traded on the Nasdaq SmallCap Market under the symbol "FNFI".

FOR IMMEDIATE RELEASE February 24, 2005	FOR FURTHER INFORMATION CONTACT: Lawrence Safarek, Vice President First Niles Financial, Inc. 55 N. Main Street Niles, Ohio 44446 (330) 652-2539